Exhibit 23.2

                                THOMAS J. HARRIS
                           CERTIFIED PUBLIC ACCOUNTANT
                          3901 STONE WAY N., SUITE 202
                                SEATTLE, WA 98103
                                  206.547.6050


                          REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated June 19, 2012 on the financial statements of Pladeo Corp. as of April 30, 2012, be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission. I also consent to your use of my name as an expert.

Dated this 8th day of January, 2013.



/s/ Thomas J. Harris
------------------------------
Thomas J. Harris
Certified Public Accountant